Exhibit 99.1

AMERICAN NATURAL ENERGY CORPORATION
6100 South Yale, Suite 300
Tulsa, Oklahoma 74136
Tel: 918-481-1440 Fax: 918-481-1473

American Natural Energy Corporation Announces
Closing of Agreement with Dune Energy, Inc.

Tulsa, Oklahoma, August 4, 2009. American Natural Energy Corporation ("ANEC") (TSX Venture:ANR.U) announced it has completed the transaction with Dune Energy, Inc. previously announced on May 12, 2009. ANEC has re-purchased and retired $7.895 million principal amount, plus accrued and unpaid interest, of its 8% Secured Debentures held by Dune (including release of related collateral rights), acquired Dune’s interest in producing wells and certain leasehold rights in the Bayou Couba field, assumed operations of the Bayou Couba field and settled outstanding issues between the companies. In exchange, ANEC assigned to Dune a portion of certain deep leasehold rights held by ANEC and paid Dune $1.3 million with $1 million paid at closing and an additional $300,000 to be paid in quarterly installments commencing 90 days after resuming operations of the field.

Mike Paulk, CEO of ANEC said "The closing of this agreement, together with the previously announced re-purchase of $2.9 million of its outstanding 8% Secured Debenture and an additional $780,000 of accrued interest from various holders, clears from ANEC’s balance sheet approximately $13.7 million of debenture liability, plus other accrued liabilities of approximately $2.2 million. The Dune transaction additionally increases our working interest position in our existing properties and provides us with an approximate 90% working interest position in all infield oil and gas well opportunities to the top of the Cib-Op formation on the Bayou Couba lease. We intend to commence workover, re-completion and drilling activities prior to the end of the calendar year. We have also preserved our opportunities in the potential deeper sub-salt play which we are continuing to evaluate."

ANEC is a Tulsa, Oklahoma based independent exploration and production company with operations in St. Charles Parish, Louisiana. For further information please contact Michael Paulk, CEO at 918-481-1440 or Steven P. Ensz, CFO at 281-367-5588.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

This Press Release may contain statements which constitute forward-looking statements within the meaning of the US Private Securities Litigation Reform Act of 1995, including statements regarding the plans, intentions, beliefs and current expectations of ANEC, its directors, or its officers with respect to the future business, well drilling and operating activities and performance of ANEC Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. The actual results and outcome of events may differ materially from those in the forward-looking statements as a result of various factors. The levels of and fluctuations in the prices for natural gas and oil and the demand for those commodities, the outcome of ANEC's development and exploration activities, including the success of its current and proposed well drilling activities and the availability of capital to pursue those activities could affect ANEC and its future prospects. Important additional factors that could cause such differences are described in ANEC's periodic reports and other filings made with the Securities and Exchange Commission and may be viewed at the Commission's Website at http://www.sec.gov.